Exhibit 99.1
NEWS RELEASE

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

School Specialty Reports Select Preliminary Calendar Year 2015 Financial Information

GREENVILLE, Wis., February 4, 2016 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty”, “SSI” or “the Company”), a leading distributor of supplies, furniture and both curriculum and supplemental learning resources to the education, healthcare and other marketplaces, today provided select preliminary unaudited financial information and updates on its financial results for the calendar year ended December 26, 2015 (“CY15”).  The Company expects to release its Short Year 2015 and full CY15 financial results on or before March 10, 2016.

On December 2, 2015, the Company filed its Form 10-Q for the second quarter ended October 26, 2015.  At that time, and in the corresponding press release and investor presentation, the Company updated and raised its outlook for CY15 (December 28, 2014 – December 26, 2015).  As noted in those documents, the Company was expecting CY15 revenues to be up year-over-year by approximately 1.4% to 1.7%, CY15 Adjusted EBITDA to be approximately $45-$46 million, or up 17.5% - 20%, and leveraged free cash flow improvement in CY15 to be on the high end of the $11-$13 million range from its previous outlook.

Based on a stronger than anticipated December, and continued improvements in working capital management, the Company now expects to report that CY15 revenues will be up approximately 2.4% versus CY14 due to stronger order flow for Science Curriculum products and higher than anticipated billings in the Furniture category.   The Company also anticipates reporting Adjusted EBITDA towards the higher end of the range provided in December based on higher revenues, which were partially offset by higher performance-based sales incentives triggered by revenue exceeding internal targets.  Leveraged free cash flow is expected to be significantly higher than projected due to working capital levels normalizing sooner than anticipated.  The Company expects leveraged free cash flow for CY15 to be approximately $21 million, which represents an improvement of approximately $33 million compared to the prior calendar year.  This strong performance enabled School Specialty to exit 2015 with zero drawn on its asset-based credit facility and a net debt position of approximately $135.9 million, or $16.7 million below the prior calendar year.

Joseph M. Yorio, President and Chief Executive Officer of School Specialty stated, “Our results in SY15 and for the full calendar year demonstrate that our strategy is working.  After years of degradation, we successfully returned the Company to overall growth while maintaining a lower expense structure, and strategically investing in initiatives to drive future growth.  Importantly, we have also reduced our debt position and improved our balance sheet.    We are confident in our ability to drive top- and bottom-line performance in the years ahead.  We look forward to reporting our results in March and discussing our outlook for 2016.”

As of the date of this release, the Company has not completed its year-end financial close process. During the course of that process, the Company may identify items that would require it to make adjustments, which may be material to the information presented above.  As a result, the preliminary results are estimates that constitute forward-looking information and are subject to risks and uncertainties, including possible adjustments to preliminary operating results.

School Specialty previously announced a change in its fiscal year end from the last Saturday in April to the last Saturday in December.  As a result, the Company plans to report its financial results for the period of April 26, 2015 to December 26, 2015 (“SY15”) on a transition report on Form 10-K.  The Company intends to report financial results in early March 2016.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace.  The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources.  Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.  For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s expected financial condition, results of operations, expectations, plans, or prospects, including the information regarding School Specialty’s expected financial condition and results of operations for SY15 and CY15 constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Annual Report on Form 10-K for the fiscal year ended April 25, 2015, which factors are incorporated herein by reference.  Any forward-looking statement in this release speaks only as of the date in which it is made.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Non-GAAP Financial Information

This press release includes references to Adjusted EBITDA and leveraged free cash flow, non-GAAP financial measures.  Adjusted EBITDA and leveraged free cash flow are used by management as measures for judging the Company’s operating performance and for estimating the Company’s earnings growth prospects.  Adjusted EBITDA represents net income adjusted for: provision for (benefit from) income taxes;  reorganization items, net; restructuring costs; restructuring-related  costs included in SG&A; change in fair value of interest rate swap; loss on early extinguishment of debt; early termination fee; depreciation and amortization expense; amortization of development costs; net interest expense; and stock-based compensation.  Adjusted EBITDA does not represent, and should not be considered, an alternative to net income or operating income as determined by GAAP, and our calculation may not be comparable to similarly titled measures reported by other companies. Leveraged free cash flow represents Adjusted EBITDA adjusted for: capital expenditures; product development expenditures; proceeds from asset sales; restructuring and other expenditures; changes in working capital; cash interest and taxes.  Leveraged free cash flow does not represent, and should not be considered, an alternative to cash flow from operations.

Company Contact	Investor and Media Relations Contact
Ryan Bohr	Glenn Wiener
EVP & Chief Financial Officer	Corporate Communications / Investor Relations
Ryan.Bohr@SchoolSpecialty.com	IR@SchoolSpecialty.com
Tel: 920-882-5868	Tel: 212-786-6011

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